EXHIBIT 99.1
                                                                    ------------


                CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
                      COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, December 21, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.045 per share quarterly dividend that will be paid on January 18, 2005 to common shareholders of record on January 3, 2005. Chesapeake has approximately 291 million common shares outstanding.

Chesapeake's Board has also declared a quarterly cash dividend on Chesapeake's 4.125% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.125% preferred stock is payable on March 15, 2005 to preferred shareholders of record on March 1, 2005 at the quarterly rate of $10.3125 per share. Chesapeake has 313,250 shares of 4.125% preferred stock outstanding with a liquidation value of $313.3 million.

Chesapeake's Board has also declared a quarterly cash dividend on Chesapeake's 5.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 5.0% preferred stock is payable on February 15, 2005 to preferred shareholders of record on February 1, 2005 at the quarterly rate of $1.25 per share. Chesapeake has 1.725 million shares of 5.0% preferred stock outstanding with a liquidation value of $172.5 million.

Chesapeake's Board has also declared a quarterly cash dividend on Chesapeake's 6.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 6.0% preferred stock is payable on March 15, 2005 to preferred shareholders of record on March 1, 2005 at the quarterly rate of $0.75 per share. Chesapeake has 4.0 million shares of 6.0% preferred stock outstanding with a liquidation value of $200 million. On November 30, 2004, Chesapeake announced an offer to exchange its common stock for any and all of the outstanding 4.0 million shares of its 6.0% preferred stock. The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, December 28, 2004, unless extended or earlier terminated by Chesapeake.


CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.